CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights”, with respect to RevenueShares Large Cap Fund, RevenueShares Mid Cap Fund, RevenueShares Small Cap Fund, RevenueShares Financials Sector Fund, RevenueShares ADR Fund and RevenueShares Navellier Overall A-100 Fund, and “Counsel and Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 9 to File No. 333-139501 and Amendment No. 11 to File No. 811-21993) of RevenueShares ETF Trust of our report dated August 30, 2010, included in the 2010 Annual Report to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
October 28, 2010